Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Demonstrates INM-901 as an Oral Formulation Targeting Alzheimer’s Disease

●	High bioavailability of INM-901 oral formulation provides similar drug concentration levels in the brain as intraperitoneal (IP) injection

Vancouver, BC – August 20, 2024 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates for diseases with high unmet medical needs, today confirms INM-901 as an oral formulation that will be utilized in its development programs for Alzheimer’s disease.

Recent preclinical studies have demonstrated that INM-901, a proprietary small molecule drug candidate, can be administered orally and achieve therapeutic levels in the brain comparable to those obtained through intraperitoneal (“IP”) injection, which is a common route of administration for preclinical investigation of neurodegenerative diseases. The data indicates the INM-901 formulation can be administered orally and maintains a similar drug exposure levels as IP delivery over a 24-hour period in the brain. This oral delivery method offers potential advantages such as reduction in treatment delivery costs versus intravenous delivery of current disease modifying large molecule antibody therapies.

Michael Woudenberg, InMed’s Chief Operating Office and SVP of Chemistry, Manufacturing and Controls (“CMC”), stated, “We are excited by the recent data confirming that INM-901 can be delivered across the blood brain barrier to the brain tissue as an oral formulation which provides significant advantages for further development of this compound in the treatment of Alzheimer’s. Similar drug levels in the target tissue are not usually seen between oral versus IP delivery. The supporting data generated by the oral formulation provides an attractive therapeutic approach given the many challenges associated with delivery of drug(s) to the brain”.

The administration challenges of current disease-modifying Alzheimer’s treatments

Antibodies, which are large molecules, are difficult to formulate orally and present significant challenges to gastrointestinal (“GI”) tract absorption and further delivery into the blood stream; therefore, alternative methods of delivery such as IV or subcutaneous injection must be utilized. INM-901 is a small molecule capable of achieving absorption in the GI tract into the blood stream and effectively penetrates the blood-brain barrier.

Current treatment options using large molecules have significant side effects, including inflammation and bleeding in the brain, requiring brain scans once or twice a year to monitor these adverse effects. The frequency of treatment administration, which involves an intravenous infusion at a medical care facility every 2-4 weeks, also presents a challenge. As a result, small molecule drug candidates offer many advantages over currently approved treatment options. InMed’s goal is to provide an effective disease-modifying treatment that can be delivered orally, making it widely accessible to patients.

Further development studies ongoing

The Company is conducting further chemistry, manufacturing, and controls for both the drug substance and the drug product formulation, including drug metabolism studies, dose ranging studies and pharmacokinetic studies to support an IND submission.

About INM-901 for the potential treatment of Alzheimer’s disease

INM-901 is a small molecule drug candidate being developed as a potential treatment of Alzheimer’s disease. INM-901 demonstrates multiple pharmacological effects in preclinical studies including neuroprotective effects, an ability to extend the length of neurites which is important for brain cell-to-cell communication, as well as a reduction in neuroinflammation. These preclinical studies were conducted in well-characterized study models of Alzheimer’s disease.

To learn more about INM-901 please visit the website at: https://www.inmedpharma.com/pharmaceutical/inm-901-for-alzheimers-disease/

About InMed:

InMed Pharmaceuticals is a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates targeting the CB1/CB2 receptors. InMed’s pipeline consists of three separate programs in the treatment of Alzheimer’s, ocular and dermatological indications. Together with our subsidiary BayMedica, we are a global leader in the manufacturing, development and commercialization of rare cannabinoids and proprietary small molecule drug candidates. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1 604 416 0999

E: IR@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Without limiting the foregoing, forward-looking information in this news release includes, but is not limited to, statements about: the formulation of INM-901, the efficacy of INM-901, INM-901’s ability to treat AD, marketability and uses for INM-901, the results of further studies into INM-901, as well as CMC studies to support an IND submission.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.